Exhibit 99.1

Investor contact:

Lisa Laukkanen

The Blueshirt Group for InterVideo

415-217-4967

lisa@blueshirtgroup.com

InterVideo Inc. Announces Intention to Purchase Controlling

Interest in Ulead Systems, Inc.

Proposed Transaction Brings Together Two Leaders in Digital Media and Creates

Strong Opportunities for Product and Customer Synergies

Fremont, Calif., March 14, 2005—InterVideo, Inc. (Nasdaq:IVII), a leading provider of DVD software, announced today that subsequent to a previous purchase of 18.5 percent, it has extended a tender offer to purchase an additional 30.1 to 65 percent of the issued shares of Ulead Systems, Inc.(“Ulead”) (TSE: 2487.TW), a leading developer of innovative video, imaging and DVD authoring software. The all-cash tender offer will be made at 30 NT (US$0.98) per share of Ulead common stock. Assuming the successful completion of the tender offer, the transaction will be valued at between US$23 and US$49 million. The deal is expected to be accretive to InterVideo’s 2005 earnings based on InterVideo’s current understanding of Ulead’s business.

Upon completion of the tender offer, InterVideo will own between 50.1 and 85 percent of the issued shares of Ulead. These figures include the 18.5 percent of Ulead’s issued shares currently owned by InterVideo, the shares to be purchased in the tender offer and an additional 1.5% of Ulead’s shares to be purchased outside of the tender offer. InterVideo has entered into stock tender agreements with several Ulead shareholders pursuant to which the shareholders have agreed to sell a minimum of 22.5 percent of Ulead’s issued shares in the tender offer. The tender offer is scheduled to expire on April 13, 2005.

InterVideo believes that its investment in Ulead will strengthen InterVideo’s technology offering and allow the company to provide a more comprehensive digital media solution to both retail and OEM customers. Ulead’s strengths in professional DVD authoring, video editing and still image processing complement InterVideo’s tools and provide enhanced opportunities for addressing emerging and rapidly growing markets including multimedia home networking, high definition and Blu-ray DVD and multimedia mobile phones. Upon completion of the tender offer, InterVideo and Ulead plan to commence the integration of products and technologies of the two companies.

Ulead Systems, Inc. was founded in 1989 as a developer of video, imaging and DVD authoring software for desktop, server, mobile and Internet platforms. Headquartered in Taipei, Taiwan, Ulead has over 500 employees and maintains branch offices in the US, China, Japan and Germany. In March 1999, Ulead became the first publicly traded software company in Taiwan. According to company issued press releases, Ulead’s revenues for 2004 were 1,350,009,000 NT (US$44 million) and as of September 30, 2004 the company had 818,945,000 NT (US$26.7 million) in cash and short-term investments, 2,044,435,000 NT (US$66.6 million) in total assets and no debt on its balance sheet.

“This investment in Ulead is a key component of InterVideo’s growth strategy to augment its existing presence in Asia and enhance its ability to deliver innovative products for the convergence of the consumer electronic and PC markets,” stated Steve Ro, president and CEO of InterVideo. “Ulead’s complementary product offering, strong engineering resources and broad retail presence provide significant opportunities for synergies going forward.”

An 8-K describing the terms of the tender offer, including the tender offer circular and the related stock tender and stock purchase agreements will be filed in conjunction with this press release. You may view this Form 8-K on the Company’s website at: www.investor.intervideo.com or at the Securities and Exchange Commission’s website at: www.sec.gov.

About InterVideo, Inc.

InterVideo is a leading provider of DVD software. InterVideo has developed a technology platform from which it has created a broad suite of integrated multimedia software products that allow users to capture, edit, author, burn, distribute, and play digital video. InterVideo’s software is bundled with products sold by the majority of the leading PC OEMs. The company is headquartered in Fremont, CA with regional offices in Europe, Taiwan, China and Japan. For more information, contact InterVideo at 510/651-0888 or visit the company’s Web site at www.intervideo.com.

Safe Harbor Statement

Except for the historical statements contained herein, the foregoing release contains forward-looking statements, including statements regarding, among other matters, the anticipated transaction value, our belief that the deal will be accretive to 2005 earnings, the percentage of the outstanding shares of Ulead that we expect to own, the anticipated strategic and financial benefits of the transaction, including the ability to strengthen our technology and product offerings, enhanced opportunities into emerging and rapidly growing markets, our integration plans, greater retail presence and opportunities for synergies going forward. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including but not limited to the risk that the tender offer might not be consummated; unanticipated developments or events concerning the financial condition, assets, operations, business or prospects of Ulead; unanticipated costs associated with the transaction; adverse effects on existing business relationships with suppliers and customers; customers acceptance of new technology or product offerings; the markets for multimedia home networking, high definition and Blu-ray DVD and multimedia mobile phones do not grow as rapidly as anticipated; problems maintaining internal controls and procedures with a company with significant presence in Taiwan; problems integrating the operations, personnel, technologies or products of the two companies; conflicts of interest issues that might arise between InterVideo and Ulead as a majority-owned subsidiary; potential loss of key management, engineers and other employees and other risks and uncertainties. Please consult the various reports and documents filed by InterVideo with the U.S. Securities and Exchange Commission, including but not limited to InterVideo’s annual report on Form 10-K and quarterly reports on Form 10-Q for other risk factors potentially affecting the Company’s future financial results. All forward-looking statements are made as of the date hereof and InterVideo disclaims any responsibility to update or revise any forward-looking statement provided in this news release. InterVideo is a registered trademark of InterVideo, Inc. All other trademarks are the property of their respective holders.

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